Exhibit 99.1

Corporate Headquarters

399 Park Avenue, 32nd Floor

New York, NY 10022

877.826.BLUE (2583)

www.bluerockre.com
PRESS RELEASE
For Immediate Release

Bluerock Enhanced Multifamily Trust
Breaks Escrow

New York, NY (May 20, 2010) – Bluerock Enhanced Multifamily Trust, Inc. (the “Company”) announced today that its common stock offering has raised the initial $2,500,000 sufficient to break escrow, and all investors to date have been admitted as shareholders. Going forward, all new investors will be admitted as stockholders of the Company on a daily closing basis.

In addition, the Company currently accepts stockholders residing in 48 of the 50 states and in the jurisdiction of Washington, D.C. Solicitations are not currently being made to, nor subscriptions accepted from, residents of Pennsylvania. Solicitations will not be made to, nor subscriptions accepted from residents of Ohio until after the company has accepted subscriptions totaling at least $50 million.

About Bluerock Real Estate
Bluerock is a national real estate investment firm headquartered in Manhattan.

Bluerock focuses on acquiring, managing, developing and syndicating multifamily and commercial real estate properties throughout the United States. Bluerock and its principals collectively have sponsored and structured real estate transactions totaling approximately 25 million square feet and with approximately $3 billion in value. Bluerock principals have an average of approximately 20 years experience in the finance and real estate including acquisitions, asset management, dispositions, development/redevelopment, leasing, property management, portfolio management and in building operating and real estate companies.

Forward-looking statements
This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to the payment of distributions to our stockholders. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our ability to generate sufficient cash flow from operations or our receipt of sufficient proceeds from our offering to pay such cash distributions to our stockholders; uncertainties relating to changes in general economic and real estate conditions; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS.